EXHIBIT 99.1
—News Release—

Company Contact:	Public Relations Contact:
Joseph Czyzyk, Mercury Air Group, Inc. (310) 827-2737	Melissa Spraul, MWW Group 213-486-6560
MERCURY AIR GROUP, INC. ANNOUNCES CONSUMMATION
OF REVERSE/FORWARD STOCK SPLIT
Los Angeles, California (September 16, 2005) — Mercury Air Group, Inc. (AMEX: MAX) (the “Company”) announced today that it has filed an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to consummate a 1-for 501 reverse split of the Company’s common stock immediately followed by a 501-for-1 forward stock split of the Company’s common stock (the “Reverse/Forward Stock Split”). The Reverse/Forward Stock Split took effect at 6:00 p.m. (Eastern Daylight Time) Friday, September 16, 2005. In conjunction with the Reverse/Forward Stock Split, the Company intends to deregister its common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Stockholders owning fewer than 501 shares of the Company’s common stock prior to 6:00 p.m. (Eastern Daylight Time) on September 16, 2005, the effective time of the Reverse/Forward Stock Split, will receive cash at a price of $4.00 per share owned by such stockholders prior to the Reverse/Forward Stock Split. Stockholders owning 501or more shares of the Company’s common stock prior to the Reverse/Forward Stock Split continue to own the same number of shares of the Company’s common stock immediately after the consummation of the Reverse/Forward Stock Split as they did immediately before the transaction.
Stockholders who are to be cashed out as a result of the Reverse/Forward Stock Split will be notified by the Company’s transfer agent, American Stock Transfer and Trust Company, and receive instructions regarding the exchange of their stock certificates for cash.
Based on information available to the Company, the number of holders of record of the Company’s common stock has been reduced to fewer than 300 as a result of the Reverse/Forward Stock Split, and the Company intends to file a Form 15 with the Securities and Exchange Commission today (the “SEC”) in order to terminate the registration of its common stock under the Exchange Act. Upon the filing of the Form 15, the Company will no longer be required to file periodic reports with the SEC, including annual reports on Form 10-K and quarterly reports on Form 10-Q, and will no longer be subject to the SEC’s proxy rules. In addition, the Company has requested that the American Stock Exchange delist the Company’s common stock prior to the opening of the market on September 19, 2005.
Following delisting by the American Stock Exchange, Mercury’s common stock will immediately become listed on the pink sheets. Mercury will provide reports as to its financial condition and results of operations which may be accessed at www.pinksheets.com.
About Mercury Air Group
Los Angeles-based Mercury Air Group (AMEX: MAX) provides aviation petroleum products, air cargo services and transportation, and support services for international and domestic commercial airlines, general and government aircraft and specialized contract services for the United States government. Mercury Air Group operates three business segments worldwide: MercFuel, Inc., Maytag Aircraft Corporation and Mercury Air Cargo, Inc. For more information, please visit www.mercuryairgroup.com.
Certain statements contained in this news release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission. The Company intends these forward looking statements to speak only as of the time of the news release and does not undertake to update or revise them, as more information becomes available.